EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Habersham Bancorp:

We consent to the incorporation by reference in Registration Statement Nos. 33-64149, 33-61587, 33-61589, and 333-48507 on Form S-8 and Registration Statement No. 333-18023 on Form S-3 of Habersham Bancorp of our report dated January 23, 2004, with respect to the consolidated balance sheet of Habersham Bancorp and subsidiaries as of December 31, 2003, and the related consolidated statements of earnings, changes in stockholders’ equity, comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2004 annual report on Form 10-K of Habersham Bancorp.

/s/ KPMG LLP

Atlanta, Georgia
March 28, 2005